Sent via Electronic Delivery to:

December 31, 2025

Tyler Luck
Interim Chief Executive Officer
Brand Engagement Network Inc.
300 Delaware Ave
Suite 210
Wilmington, DE 19801

Re: Brand Engagement Network Inc. (the "Company")
Nasdaq Symbol: BNAI

Dear Tyler Luck:

On December 30, 2024, Staff notified the Company that its Common Stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 12 consecutive business days, from December 12, 2025 to December 30, 2025, the closing bid price of the Company's Common Stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

If you have any questions, please contact me at +1 202 384 8056.

Sincerely,

M. Nicholas Zuppas

Nick Zuppas
Listing Analyst
Nasdaq Listing Qualifications